Item 77K

Change in Independent Accountants

Based on the recommendation of the Audit Committee of the Colonial California Tax-Exempt Fund, Colonial Connecticut Tax-Exempt Fund, Colonial Florida Tax-Exempt Fund, Colonial Massachusetts Tax-Exempt Fund and Colonial Michigan Tax-Exempt Fund (the "Funds") on June 18, 1999, the Board of Trustees determined not to retain PricewaterhouseCoopers LLP ("PwC") as the independent accountants of the Fund, and voted to appoint Ernst & Young LLP for the fiscal year ended January 31, 2000. During the two most recent fiscal years, PwC's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two most recent fiscal years and through June 18, 1999, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in its report on the financial statements for such years.